As filed with the Securities and Exchange Commission on ______________, 1998

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                                                   Registration No. 333-________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                        SYMONS INTERNATIONAL GROUP, INC.
             (Exact Name of Registrant as specified in its charter)

                               INDIANA 35-1707115
                (State or other jurisdiction of (I.R.S. Employer
               incorporation or organization) Identification No.)


                               4720 Kingsway Drive
                           Indianapolis, Indiana 46205
               (Address of Principal Executive Offices) (Zip Code)

             SYMONS INTERNATIONAL GROUP, INC. 1996 STOCK OPTION PLAN
                              (Full title of plan)

                                 David L. Bates
                       Vice President and General Counsel
                               Goran Capital Inc.
                               4720 Kingsway Drive
                           Indianapolis, Indiana 46205
                                 (317) 259-6304
                     (Name and address of agent for service)
           telephone number, including area code, of agent for service

                         CALCULATION OF REGISTRATION FEE

                                                              Proposed               Proposed
                                                              Maximum                Maximum
Title of                        Amount                        Offering               Aggregate                Amount of
Securities to                   to be                         Price Per              Offering               Registration
be Registered                   Registered(1)                 Share(2)               Price(2)                    Fee


Common Shares,
without par                     1,000,000                     18.00                  18,000,000             $5,455
value
==============================  ============================  =====================  ===================== ===================

(1) Any additional shares of Common Shares to be issued as a result of stock dividends, stock splits or similar transactions shall be covered by this Registration Statement as provided in Rule 416.

(2) Estimated solely to determine the registration fee and based on the average of high and low sales per Common Share of Symons International Group, Inc. on the NASDAQ Stock Market on January 16, 1998, as to shares not yet subject to options granted under the Plan, pursuant to Rule 457(c).

                               REOFFER PROSPECTUS

                             Up to 1,000,000 Shares

                        SYMONS INTERNATIONAL GROUP, INC.

                        Common Shares, without par value


         This Prospectus is a "reoffer prospectus" prepared in accordance with the requirements of Part I of Form S-3, pursuant to General Instruction C of Form S-8. The Common Shares covered by this reoffer prospectus ("Prospectus" or "Reoffer Prospectus") are being sold by certain employees or directors of the registrant, Symons International Group, Inc. (the "Company") or other persons, which shares have been or will be acquired by the selling security holders pursuant to the Symons International Group, Inc. 1996 Stock Option Plan. Resales of Common Shares by such affiliates may also be made under Rule 144 under the Securities Act of 1933, as amended (the "1933 Act").

         The Common Shares are listed for trading on the NASDAQ Stock Market's National Market (the "NASDAQ National Market") under the symbol "SIGC". On January 16, 1998, the last reported sale price on the NASDAQ National Market was US $18 per share.

         The Common Shares may be offered from time to time in transactions on the NASDAQ National Market, in negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

         The enforcement by investors of civil liabilities under the federal securities laws may be affected adversely by the fact that certain of the Company's officers and directors may not be residents of the United States, that some or all of the experts named in the Registration Statement may be residents of Canada and that a portion of the Company's assets and said persons may be located outside the United States.

         See "Risk Factors" on Page 9 hereof for a discussion of certain risk factors that should be considered by prospective purchasers of Common Shares.

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
               THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION NOR HAS THE SECURITIES AND
                   EXCHANGE COMMISSION OR ANY STATE SECURITIES
                     COMMISSION PASSED UPON THE ACCURACY OR
                        ADEQUACY OF THIS PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is January 21, 1998

                             ADDITIONAL INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). The Company has filed with the Commission a Registration Statement (the "Registration Statement), of which this Prospectus is a part, on Form S-8 under the 1933 Act with respect to Common Shares offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits relating thereto. For further information with respect to the Company and the Common Shares offered by this Prospectus, reference is made to such Registration Statement and exhibits. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. Such information, and the reports and other information filed with the Commission by the Company can be inspected and copied at the Commission's public reference facilities located at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the following Regional Offices: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, Suite 1300, New York, New York 1048. Copies of such materials may also be obtained from the Commission at prescribed rates by mailing a request to the Public Reference Section of the Commission, at Room 1024, 450 Fifth Street N.W., Judiciary Plaza, Washington, D.C. 20549. The Commission also maintains a Web site on the Internet that contains reports and other information regarding registrants that file electronically with the Commission, including the Company. The address of such site is: http://www.sec.gov. In addition, the Company furnishes its shareholders with annual reports containing consolidated financial statements certified by an independent chartered accounting firm. The financial statements included in such reports will be prepared in accordance with U.S. generally accepted accounting principles.

         The Common Shares are listed for trading on the NASDAQ Stock Market's National Market under the symbol "SIGC" and reports and other information concerning the Company can be inspected at such exchange.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

         With respect to any document incorporated by reference in this Prospectus but not delivered herewith, the Company undertakes to provide without charge to each person, including a beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference herein (not including exhibits to such information unless such exhibits are specifically incorporated by reference into such information). Such requests may be addressed to Symons International Group, Inc., 4720 Kingsway Drive, Indianapolis, Indiana 46205. See "Incorporation of Certain Information by Reference."

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Reoffer Prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or replaces such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission of a material fact required to be stated or necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, in its unmodified or superseded form, to constitute a part of this Reoffer Prospectus.

                       ENFORCEABILITY OF CIVIL LIABILITIES
                   UNDER UNITED STATES FEDERAL SECURITIES LAW

         The Company is an Indiana corporation. Certain of the directors and executive officers of the Company are not residents of the United States. Certain assets of the Company and such individuals and experts are located outside of the United States. As a result, it may be difficult or impossible for shareholders of the Company to effect service of process upon such persons within the United States with respect to matters arising under the United States federal securities laws or to enforce against them in United States courts judgments of such courts predicated upon the civil liability provisions of the Untied States federal securities laws. Shareholders of the Company should be aware that there is some doubt as to the enforceability in Canada in original actions, or in actions for enforcement of judgments of United States courts, of civil liabilities predicated upon the United States federal securities laws. In addition, awards of punitive damages and actions brought in the United States or elsewhere may be unenforceable in Canada.

         No dealer, sales representative, or any other person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Reoffer Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, the Selling Shareholders or any Underwriter. This Reoffer Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities other than the registered securities to which it relates or an offer to, or solicitation of, any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Reoffer Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.

                                TABLE OF CONTENTS

                                                                           Page

ADDITIONAL INFORMATION....................................................  3
INCORPORATION OF DOCUMENTS BY REFERENCE...................................  4
ENFORCEABILITY OF CIVIL LIABILITIES UNDER UNITED STATES
  FEDERAL SECURITIES LAW..................................................  4
FORWARD LOOKING STATEMENTS - SAFE HARBOR PROVISIONS.......................  5
PROSPECTUS SUMMARY........................................................  6
RECENT DEVELOPMENTS.......................................................  9
RISK FACTORS..............................................................  9
USE OF PROCEEDS........................................................... 19
DETERMINATION OF OFFERING PRICE........................................... 19
SELLING SECURITY HOLDERS; PLAN OF DISTRIBUTION............................ 19
LEGAL MATTERS............................................................. 24
EXPERTS  ................................................................. 24
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE......................... 24


               FORWARD LOOKING STATEMENTS - SAFE HARBOR PROVISIONS

         The statements contained in this Prospectus which are not historical facts, including but not limited to statements concerning (i) the impact of federal and state laws and regulations, including but not limited to the 1994 Reform Act and 1996 Reform Act, on the Company's business and results of operations, (ii) the competitive advantage afforded to IGF by approaches adopted by management in the areas of information, technology, claims handling and underwriting, and (iii) the sufficiency of the Company's cash flow to meet the operating expenses, debt service obligations and capital needs of the Company and its subsidiaries, are forward-looking statements within the meanings of
Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. From time to time the Company may also issue other statements either orally or in writing, which are forward looking within the meaning of these statutory provisions. Forward looking statements are typically identified by the words "believe", "expect", "anticipate", "intend", "estimate", "plan" and similar expressions. These statements involve a number of risks and uncertainties, certain of which are beyond the Company's control. Actual results could differ materially from the forward looking statements in this Prospectus or from other forward looking statements made by the Company. In addition to the risks and uncertainties of ordinary business operations, some of the facts that could cause actual results to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements are the risks and uncertainties (i) discussed herein, (ii) contained in the Company's other filings with the Securities and Exchange Commission and public statements made by the Company from time to time, and (iii) set forth under "Risk Factors."

                               PROSPECTUS SUMMARY

     Unless the context indicates otherwise (i) "Goran" refers to Goran Capital Inc., a Canadian corporation and its subsidiaries, (ii) the "Company" refers to Symons International Group, Inc., an Indiana corporation and 67% owned subsidiary of Goran, and its subsidiaries, (iii) the "Subsidiaries" refer to the direct and indirect subsidiaries of the Company, and (iv) the "Insurers" refer to IGF Insurance Company, an Indiana property and casualty insurance company and an indirect subsidiary of the Company ("IGF"), and, through the Company's 100% ownership interest in GGS Management Holdings, Inc. ("GGS Holdings"), Pafco General Insurance Company, an Indiana property and casualty insurance company ("Pafco"), and Superior Insurance Company, a Florida property and casualty insurance company, together with its subsidiaries ("Superior").

                                   The Company

         The Company, a specialty property and casualty insurer, underwrites and markets nonstandard private passenger automobile insurance and crop insurance. The Company believes that it has demonstrated an ability to acquire under-performing niche insurance businesses and develop them toward their full potential. Through its Subsidiaries, the Company writes business in the U. S. exclusively through independent agencies and seeks to distinguish itself by offering high quality, technology-based services for its agents and policyholders. For the year ended December 31, 1996, the Company had consolidated gross premiums written of approximately $307.6 million.

         The Company writes nonstandard automobile insurance in the U.S. through approximately 6,000 independent agencies in 18 states and writes crop insurance in the U.S. through approximately 1,200 independent agencies in 39 states. Based on a Company analysis of gross premiums written in 1996 as reported by A.M. Best, the Company believes that the combination of Pafco and Superior makes the Company's nonstandard automobile group the twelfth largest underwriter of nonstandard automobile insurance in the United States. Based on premium information compiled in 1996 by the National Crop Insurance Services, Inc. ("NCIS"), the Company believes that IGF is the fifth largest underwriter of Multi-Peril Crop Insurance ("MPCI") in the United States.

         Nonstandard automobile insurance products are designed for drivers who are unable to obtain coverage from standard market carriers. These drivers are normally charged higher premium rates than the rates charged for preferred or standard risk drivers and generally purchase lower liability limits than preferred or standard risk policyholders. According to statistical information derived from insurer annual statements compiled by A.M. Best, the nonstandard automobile market accounted for $17.4 billion in annual premium volume for 1995.

     In April 1996, the Company acquired Superior from Fortis, Inc. (the "Acquisition") through GGS Holdings, which was then 52% owned by the Company and 48% owned by investment partnerships affiliated with Goldman, Sachs & Co. (the "GS Funds"). The 48% interest owned by the GS Funds was purchased by the Company in August, 1997, utilizing a portion of the proceeds of a $135 million offering of Trust Preferred Securities. See "Recent Developments." The Acquisition has allowed the Company to expand its nonstandard automobile business through wider geographic distribution and a broader range of products. Pafco writes business primarily in the Midwest and Colorado, and Superior writes business primarily in the Southeast (particularly Florida) and in California. The Company regularly evaluates acquisition opportunities. There can be no assurance that any suitable acquisition opportunities will arise.

     IGF is a wholly-owned subsidiary of the Company located in Des Moines, Iowa. IGF underwrites MPCI, crop hail insurance and other named peril crop insurance. MPCI is a federally-subsidized program administered by the Federal Crop Insurance Corporation ("FCIC"), which is a federally chartered corporation operated through the United States Department of Agriculture ("USDA"). MPCI is designed to provide farmers who suffer an insured crop loss due to the weather or other natural perils with the funds needed to continue operations and plant crops for the next growing season. For purposes of the profit/loss sharing arrangement with the federal government, MPCI Premium is the amount of premiums credited to IGF for all Buy-up Coverage (i.e. coverage in excess of CAT Coverage (defined below)) sold, consisting of amounts paid by farmers plus the amount of any related federal premium subsidy. For the purpose of such profit/loss sharing arrangement, MPCI Imputed Premium is the amount of premiums credited to IGF for all CAT Coverage (i.e. the minimum level of MPCI providing coverage for 50% of historic yield at 60% of the per unit price set by the FCIC) it sells. For the year ended December 31, 1996, the Company wrote approximately $82.1 million in MPCI Premiums and $28.0 million in crop/hail gross premiums. In addition to premium revenues for the same period, the Company received from FCIC: (i) CAT Coverage Fees* in the amount of $1.2 million, (ii) Buy-up Expense Reimbursement Payments** in the amount of $25.0 million and (iii) CAT LAE Reimbursement Payments*** and MPCI Excess LAE Reimbursement Payments**** in the aggregate amount of $5.8 million. IGF uses proprietary software to write and service policies. The Company uses employee claims adjusters rather than relying solely on part-time, independent contractor adjusters as do many of its competitors. Management believes that the approaches adopted by IGF's management team in the information technology, claims handling and underwriting aspects of its business are innovations which provide IGF with a competitive advantage in the crop insurance industry. --------

*A fixed administration fee of $50 per policy paid by farmers upon purchase of CAT Coverage.

**An expense reimbursement payment made by the FCIC to an MPCI insurer equal to a percentage of gross premiums written for each Buy-up Coverage policy written.

***An LAE (as hereinafter defined) reimbursement payment made by the FCIC to an MPCI insurer equal to 13% of MPCI Imputed Premiums for each CAT Coverage policy.

****A small excess LAE reimbursement payment made by the FCIC to an MPCI insurer to the extent that loss ratios on a per state basis exceed certain levels.

     The Federal Crop Insurance Reform Act of 1994 (the "1994 Reform Act") required farmers for the first time to purchase at least a basic level of MPCI coverage ("CAT Coverage") in order to be eligible for other federally-sponsored farm benefits, including but not limited to low interest loans and crop price supports. The 1994 Reform Act also authorized for the first time the marketing and selling of CAT Coverage by Local USDA offices which has been eliminated for the 1998 crop year. The Federal Agriculture Improvement and Reform Act of 1996 (the "1996 Reform Act"), signed into law by President Clinton in April, 1996, limited the role of the USDA offices in the delivery of MPCI coverage beginning in July, 1996, which was the commencement of the 1997 crop year, and also eliminated the linkage between CAT Coverage and qualification for certain federal farm program benefits. The limitation of the USDA's role in the delivery system for MPCI provided the Company with the opportunity to realize increased revenues from the distribution and servicing of its MPCI product. As a result of this limitation, the FCIC, through December, 1997, has transferred to IGF approximately 17,000 insureds for CAT Coverage who previously purchased such coverage from USDA field offices. The Company has not experienced any material negative impact in 1997 from the delinkage mandated by the 1996 Reform Act. The Company believes that any future potential negative impact of the delinkage mandated by the 1996 Reform Act will be mitigated by, among other factors, the likelihood that farmers will continue to purchase MPCI to provide basic protection against natural disasters since ad hoc federal disaster relief programs have been reduced or eliminated. In addition, the Company believes that
(i) lending institutions would likely continue to require this condition as a condition to crop lending and (ii) many of the farmers who entered the MPCI program as a result of the 1994 Reform Act have come to appreciate the reasonable price of the protection afforded by CAT Coverage and will remain in the program regardless of delinkage. There can, however, be no assurance as to the ultimate effect which the 1996 Reform Act may have on the business or operations of the Company.

         On June 9, 1997, the Secretary of Agriculture announced that the USDA would no longer provide CAT Coverage through USDA offices in any state effective for the 1998 crop year. This was to be implemented by a transferring of CAT policies to the various members of the crop insurance industry, including IGF. At this time, the Company believes that it will retain approximately 9,000 policies that were formerly written by USDA offices, although there can be no assurance that the Company will retain this number of policies. Based on historical, per-policy averages, the Company has preliminarily estimated that it will receive an additional approximate $6 to $7 million in premiums for the 1997 and 1998 crop years from such transferred policies, however, there can be no assurance that this number will be realized. This estimate assumes that IGF will retain 100% of such premiums. There can be no assurance as to the ultimate effect which the 1996 Reform Act may have on the business operations of the Company.

     The Company, through Subsidiaries of Goran, engages in certain reinsurance and surplus lines operations. Granite Reinsurance Company Ltd. of Barbados ("Granite Re"), a wholly-owned subsidiary of Goran, underwrites finite risk insurance and stop-loss reinsurance including reinsurance for crop insurance coverage written by IGF. Granite Re participates in various programs of reinsurance for Bermudian, Canadian and U.S. reinsurance companies. Symons

International Group, Inc. (Florida) ("SIGF"), also a wholly-owned subsidiary of Goran, is a specialized surplus lines underwriting unit based in Florida which provides certain commercial insurance products through retail agencies, principally in the southeast United States. SIGF writes these specialty products through a number of different insurers including Pafco, United National Insurance Group, Munich American Reinsurance Corp. and underwriters of Lloyd's of London. Effective January 1, 1996, the Company transferred to Goran all of the shares of capital stock of SIGF. Also, Granite Insurance Company ("Granite Insurance"), a Canadian federal insurance company and wholly-owned subsidiary of Goran which stopped writing insurance in 1990, has a book of property and casualty insurance business which is in run-off.

     The Common Shares of the Company are traded on the NASDAQ National Market under the symbol "SIGC."

         The Company is an Indiana corporation and its principal executive offices in the U.S. are located at 4720 Kingsway Drive, Indianapolis, Indiana (telephone number (317) 259-6300).

                               RECENT DEVELOPMENTS

         In August, 1997, a $135 million offering of trust preferred securities ("Preferred Securities") was completed by SIG Capital Trust I. SIG Capital Trust I then invested $135 million in senior subordinated notes of the Company. The proceeds were used by the Company (i) to retire bank debt of approximately $44,900,000 in principal amount, (ii) to purchase the shares of GGS Holdings not owned by the Company and (iii) for general corporate purposes. The Company invested the net proceeds in short-term, income-generating investment-grade securities.

         In connection with the issuance of the Preferred Securities, the Company entered into a Senior Subordinated Indenture (the "Indenture"), pursuant to which the Company became subject to certain covenants and restrictions. The description of the Indenture and other related documents is contained in the Company's Registration Statement on Form S-4, which was filed with the Commission on September 16, 1997, and all amendments of reports filed for the purpose of updating such description. These covenants and restrictions might have a material/adverse effect on the ability of the Company to conduct it business and on the market price of the Common Shares of the Company.

                                  RISK FACTORS

         There are certain risks involved in an investment in the Common Shares. Accordingly, prospective purchasers of the Common Shares should consider carefully the factors set forth below as well as the other information contained in this Reoffer Prospectus.

Uncertain Pricing and Profitability

         One of the distinguishing features of the property and casualty industry is that its products generally are priced before its costs are known, because premium rates usually are determined before losses are reported. Premium rate levels are related in part to the availability of insurance coverage, which varies according to the level of surplus in the industry. Increases in surplus have generally been accompanied by increased price competition among property and casualty insurers. The nonstandard automobile insurance business in recent years has experienced very competitive pricing conditions and there can be no assurance as to the Company's ability to achieve adequate pricing. Changes in case law, the passage of new statutes or the adoption of new regulations relating to the interpretation of insurance contracts can retroactively and dramatically affect the liabilities associated with known risks after an insurance contract is in place. New products also present special issues in establishing appropriate premium levels in the absence of a base of experience with such products' performance.

         The number of competitors and the similarity of products offered, as well as regulatory constraints, limit the ability of property and casualty insurers to increase prices in response to declines in profitability or market demand. In states which require prior approval of rates, it may be more difficult for the Company to achieve premium rates which are commensurate with the Company's underwriting experience with respect to risks located in those states. In addition, the Company does not control rates on its MPCI business, which are instead set by the FCIC. Accordingly, there can be no assurance that these rates will be sufficient to produce an underwriting profit.

         The reported profits and losses of a property and casualty insurance company are also determined, in part, by the establishment of, and adjustments to, reserves reflecting estimates made by management as to the amount of losses and loss adjustment expenses ("LAE") that will ultimately be incurred in the settlement of claims. The ultimate liability of the insurer for all losses and LAE reserved at any given time will likely be greater or less than these estimates and material differences in the estimates may have a material adverse effect on the insurer's financial position or results of operations in future periods.

Nature of Nonstandard Automobile Insurance Business

         The nonstandard automobile insurance business is affected by many factors which can cause fluctuations in the results of operations of this business. Many of these factors are not subject to the control of the Company. The size of the nonstandard market can be significantly affected by, among other factors, the underwriting capacity and underwriting criteria of standard automobile insurance carriers. In addition, an economic downturn in the states in which the Company writes business could result in fewer new car sales and less demand for automobile insurance. Severe weather conditions could also adversely affect the Company's business through higher losses and LAE. These factors, together with competitive pricing and other considerations, could result in fluctuations in the Company's underwriting results and net income.

Nature of Crop Insurance Business

         The Company's operating results from its crop insurance program can vary substantially from period to period as a result of various factors, including timing and severity of losses from storms, droughts, floods, freezes and other natural perils and crop production cycles. Therefore, the results for any quarter or year are not necessarily indicative of results for any future period. The underwriting results of the crop insurance business are recognized throughout the year with a reconciliation for the current crop year in the fourth quarter.

         The Company expects that for the foreseeable future a majority of its crop insurance business will continue to be derived from MPCI business. The MPCI program is federally regulated and supported by the federal government by means of premium subsidies to farmers, expense reimbursement and federal reinsurance pools for private insurers. As such, legislative or other changes affecting the MPCI program could impact the Company's business prospects. The MPCI program has historically been subject to modification at least annually since its establishment in 1980, and some of these modifications have been significant. No assurance can be given that future changes will not significantly affect the MPCI program and the Company's crop insurance business.

         The 1994 Reform Act also reduced the expense reimbursement rate payable to the Company for its costs of servicing MPCI policies that exceed the basic CAT Coverage level (such policies, "Buy-up Coverage") for the 1997, 1998 and 1999 crop years to 29%, 28% and 27.5%, respectively, of the MPCI Premium serviced, a decrease from the 31% level established for the 1994, 1995 and 1996 crop years. Historically, the FCIC has paid the maximum MPCI Buy-up Expense Reimbursement Payment rate allowable by law, although no assurance can be given that this practice will continue. Although the 1994 Reform Act directs the FCIC to alter program procedures and administrative requirements so that the administrative and operating costs of private insurance companies participating in the MPCI program will be reduced in an amount that corresponds to the reduction in the expense reimbursement rate, there can be no assurance that the Company's actual costs will not exceed the expense reimbursement rate. The FCIC has appointed several committees comprised of members of the insurance industry to make recommendations concerning this matter.

         The crop insurance industry has recently completed negotiation of the 1998 Standard Reinsurance Agreement ("1998 SRA") with the FCIC, with the 1998 SRA providing for a 27% MPCI Expenses Reimbursement Payment rate and no change to the CAT Coverage program for prior years.

         The 1994 Reform Act also directs the FCIC to establish adequate premiums for all MPCI coverages at such rates as the FCIC determines are actuarially sufficient to attain a targeted loss ratio. Since 1980, the average MPCI loss ratio has exceeded this target ratio. There can be no assurance that the FCIC will not increase rates to farmers in order to achieve the targeted loss ratio in a manner that could adversely affect participation by farmers in the MPCI program above the CAT Coverage level.

         The 1996 Reform Act limited the role of USDA offices in the delivery of MPCI coverage and eliminated the linkage between CAT Coverage and qualifications for certain federal farm program benefits. Currently, MPCI coverage is not required for federal farm program benefits if producers sign a written waiver that waives eligibility for emergency crop loss assistance. The 1996 Reform Act also provided that the Secretary of Agriculture may continue to offer CAT Coverage through USDA offices if the Secretary of Agriculture determines that the number of approved insurance providers operating in a state is insufficient to adequately provide catastrophic risk protection coverage to producers. Effective June 9, 1997, the Secretary of Agriculture announced that the USDA would no longer provide CAT Coverage through USDA offices in any state. This was implemented by transferring the collection of premium and administration of CAT policies to the various members of the crop insurance industry, including IGF. At this time, the Company believes that it will retain approximately 9,000 policies that were formerly written by USDA offices, although there can be no assurance that the Company will retain this number of policies. Based on historical, per-policy averages, the Company has preliminarily estimated that it will receive approximately an additional $6 to $7 million in premiums from such transferred policies, for the 1997 and 1998 crop years, however, there can be no assurance that this number will be realized. This estimate assumes that IGF will retain 100% of such premiums.

         Total MPCI Premium for each farmer depends upon the kind of crops grown, acreage planted and other factors determined by the FCIC. Each year, the FCIC sets, by crop, the maximum per unit commodity price ("Price Election") to be used in computing MPCI Premiums. Any reduction of the Price Election by the FCIC will reduce the MPCI Premium charged per policy, and accordingly will adversely impact MPCI Premium volume.

         The Company's crop insurance business is also affected by market conditions in the agricultural industry which vary depending on such factors as federal legislation and administration policies, foreign country policies relating to agricultural products and producers, demand for agricultural products, weather, natural disasters, technological advances in agricultural practices, international agricultural markets and general economic conditions both in the United States and abroad. For example, the number of MPCI Buy-up Coverage policies written has historically tended to increase after a year in which a major natural disaster adversely affecting crops occurs, and to decrease following a year in which favorable weather conditions prevail.

Highly Competitive Businesses

         Both the nonstandard automobile insurance and crop insurance businesses are highly competitive. Many of the Company's competitors in both the nonstandard automobile insurance and crop insurance business segments have substantially greater financial and other resources than the Company, and there can be no assurance that the Company will be able to compete effectively against such competitors in the future.

         In its nonstandard automobile business, the Company competes with both large national writers and smaller regional companies. The Company's competitors include other companies which, like the Company, serve the independent agency market, as well as companies which sell insurance directly to customers. Direct writers may have certain competitive advantages over agency writers, including increased name recognition, loyalty of the customer base to the insurer rather than an independent agency and, potentially, reduced acquisition costs. In addition, certain competitors of the Company have from time to time decreased their prices in an apparent attempt to gain market share. Also, in certain states, state assigned risk plans may provide nonstandard automobile insurance products at a lower price than private insurers.

         In the crop insurance business, the Company competes against other crop insurance companies and, with respect to CAT Coverage, USDA field service offices in certain areas. In addition, the crop insurance industry has become increasingly consolidated. From the 1985 crop year to the 1995 crop year, the number of insurance companies that have entered into agreements with the FCIC to sell and service MPCI policies has declined from 50 to 17. The Company believes that to compete successfully in the crop insurance business it will have to market and service a volume of premiums sufficiently large to enable the Company to continue to realize operating efficiencies in conducting its business. No assurance can be given that the company will be able to compete successfully if this market consolidates further.

Importance of Ratings

         A.M. Best has currently assigned Superior a B+ (Very Good) rating and Pafco a B- (Adequate) rating. A "B+" and a "B-" rating are A.M. Best's sixth and eighth highest rating classifications, out of 15 ratings. A "B+" rating is awarded to insurers which, in A.M. Best's opinion, "have demonstrated very good overall performance when compared to the standards established by the A.M. Best Company" and "have a good ability to meet their obligations to policyholders over a long period of time." A "B-" rating is awarded to insurers which, in A.M. Best's opinion, "have demonstrated adequate overall performance when compared to the standards established by the A.M. Best Company" and "generally have an adequate ability to meet their obligations to policyholders, but their financial strength is vulnerable to unfavorable changes in underwriting or economic conditions". IGF recently received an "NA-2" rating (a "rating not assigned" category for companies that do not meet A.M. Best's minimum size requirements) from A.M. Best. IGF intends to seek a revised rating although there can be no assurance that a revised rating will be obtained or as to the level of any such rating. A.M. Best bases its ratings on factors that concern policyholders and agents and not upon factors concerning investor protection. Such ratings are subject to change and are not recommendations to buy, sell or hold securities. One factor is an insurer's ability to compete effectively is its A.M. Best rating. The A.M. Best ratings for the Company's rated Insurers are lower than for many of the Company's competitors. There can be no assurance that such ratings or future changes therein will not affect the Company's competitive position.

Geographic Concentration

         The Company's nonstandard automobile insurance business is concentrated in the states of Florida, California, Texas, Indiana, Missouri and Virginia; consequently the Company will be significantly affected by changes in the regulatory and business climate in those states. The Company's crop insurance business is concentrated in the states of Iowa, Texas, Illinois, Kansas, Montana and Minnesota. The Company will be significantly affected by weather conditions, natural perils and other factors affecting the crop insurance business in those states.

Future Growth and Continued Operations Dependent on Access to Capital

         Property and casualty insurance is a capital intensive business. The Company must maintain minimum levels of surplus in the Insurers in order to continue to write business, meet the other related standards established by insurance regulatory authorities and insurance rating bureaus and satisfy ratio covenants in loan agreements.

         Historically, the Company has achieved premium growth as a result of both acquisitions and internal growth. It intends to continue to pursue acquisition and new internal growth opportunities. Among the factors which may restrict the Company's future growth is the availability of capital. Such capital will likely have to be obtained through debt or equity financing or retained earnings. There can be no assurance that the Insurers will have access to sufficient capital to support future growth and also satisfy the capital requirements of rating agencies, creditors and regulators. In addition, the Company will require additional capital to finance future acquisitions.

Uncertainty Associated with Estimating Reserves for Unpaid Losses and LAE

         The reserves for unpaid losses and LAE established by the Company are estimates of amounts needed to pay reported and unreported claims and related LAE based on facts and circumstances then known. These reserves are based on estimates of trends in claims severity, judicial theories of liability and other factors.

         Although the nature of the Company's insurance business is primarily short-tail, the establishment of adequate reserves is an inherently uncertain process, and there can be no assurance that the ultimate liability will not materially exceed the Company's reserves for losses and LAE and have a material adverse effect on the Company's results of operations and financial condition. Due to the inherent uncertainty of estimating these amounts, it has been necessary, and may over time continue to be necessary, to revise estimates of the Company's reserves for losses and LAE. The historic development of reserves for losses and LAE may not necessarily reflect future trends in the development of these amounts. Accordingly, it may not be appropriate to extrapolate redundancies or deficiencies based on historical information.

Reliance Upon Reinsurance

         In order to reduce risk and to increase its underwriting capacity, the Company purchases reinsurance. Reinsurance does not relieve the Company of liability to its insureds for the risks ceded to reinsurers. As such, the Company is subject to credit risk with respect to amounts not recoverable from reinsurers. Although the Company places its reinsurance with reinsurers, including the FCIC, which the Company generally believes to be financially stable, a significant reinsurer's insolvency or inability to make payments under the terms of a reinsurance treaty could have a material adverse effect on the Company's financial condition or results of operations.

         The amount and cost of reinsurance available to companies specializing in property and casualty insurance are subject, in large part, to prevailing market conditions beyond the control of such companies. The Company's ability to provide insurance at competitive premium rates and coverage limits on a continuing basis depends upon its ability to obtain adequate reinsurance in amounts and at rates that will not adversely affect its competitive position.

         Due to continuing market uncertainties regarding reinsurance capacity, no assurances can be given as to the Company's ability to maintain its current reinsurance facilities, which generally are subject to annual renewal. If the Company is unable to renew such facilities upon their expiration, the Company may need to reduce the levels of its underwriting commitments.

Risks Associated with Investments

         The Company's results of operations depend in part on the performance of its invested assets. Certain risks are inherent in connection with fixed maturity securities including loss upon default and price volatility in reaction to changes in interest rates and general market factors. Equity securities involve risks arising from the financial performance of, or other developments affecting particular issuers as well as price volatility arising from general stock market conditions.

Comprehensive State Regulation

         Insurers are subject to comprehensive regulation by government agencies in the states in which they operate. The nature and extent of that regulation vary from jurisdiction to jurisdiction, but typically involve prior approval of the acquisition of control of an insurance company or of any company controlling an insurance company, regulation of certain transactions entered into by an insurance company with any of its affiliates, limitations on dividends, approval or filing of premium rates and policy forms for many lines of insurance, solvency standards, minimum amounts of capital and surplus which must be maintained, limitations on types and amounts of investments, restrictions on the size of risks which may be insured by a single company, limitation of the right to cancel or non-renew policies in some lines, regulation of the right to withdraw from markets or agencies, requirements to participate in residual markets, licensing of insurers and agents, deposits of securities for the benefit of policyholders, reporting with respect to the financial condition, and other matters. In addition, state insurance department examiners perform periodic financial and market conduct examinations of insurance companies. Such regulation is generally intended for the protection of policyholders rather than security holders. No assurance can be given that future legislative or regulatory changes will not adversely affect the Company.

Holding Company Structure; Dividend and Other Restrictions; Management Fees

         Holding Company Structure; Dividend and Other Restrictions. Each of the Company and Goran is a holding company whose principal asset is the capital stock of its Subsidiaries. Since the Company currently intends to retain earnings to finance the growth and development of its business and does not anticipate paying cash dividends on its Common Stock in the near future, Goran will have to rely on dividends and other payments from Granite Re, SIGF and Granite Insurance to meet its obligations to creditors and to pay corporate expenses. There can be no assurance that such dividends and other payments will be sufficient to allow the Company to meet such obligations and pay such expenses. The Company relies primarily on dividends and other payments from its Subsidiaries (including management fees), including the Insurers, to meet its obligations to creditors and to pay corporate expenses. The Insurers are domiciled in the states of Indiana and Florida and each of these states limits the payment of dividends and other distributions by insurance companies.

         Under these laws, the maximum aggregate amounts of dividends permitted to be paid in 1997 by IGF and Pafco without prior regulatory approval is $12,122,000 and $561,000, respectively, none of which has been paid. In the consent order approving the Acquisition (the "Consent Order"), the Florida Department of Insurance ("Florida Department") has prohibited Superior from paying any dividends (whether extraordinary or not) for four years from the date of Acquisition without the prior written approval of the Florida Department. Further, state insurance laws and regulations require that the statutory surplus of an insurance company following any dividend or distribution by such company be reasonable in relation to its outstanding liabilities and adequate for its financial needs.

         Management Fees. The management agreement originally entered into between the Company and Pafco was assigned as of April 30, 1996 by the Company to GGS Management, Inc., a wholly-owned subsidiary of GGS Holdings ("GGS Management"). This agreement provides for an annual management fee equal to 15% of gross premiums written. A similar management agreement with a management fee of 17% of gross premiums written has been entered into between GGS Management and Superior. Employees of the Company relating to the nonstandard automobile insurance business and all Superior employees became employees of GGS Management effective April 30, 1996. In the Consent Order approving the Acquisition, the Florida Department has reserved, for a period of three years, the right to reevaluate the reasonableness of fees provided for in the Superior management agreement at the end of each calendar year and to require Superior to make adjustments in the management fees based on the Florida Department's consideration of the performance and operating percentage of Superior and other pertinent data. There can be no assurance that either the Indiana Department or the Florida Department will not in the future require a reduction in these management fees.

Control by Existing Shareholders

         G. Gordon Symons, Chairman of the Board of the Company and Goran and the father of Alan G. Symons, President and Chief Executive Officer of Goran and Chief Executive Officer of the Company and Douglas H. Symons, Vice President and Chief Operating Officer of Goran and President and Chief Operating Officer of the Company, beneficially own, including their ownership interest in Goran, in the aggregate approximately 44% of the outstanding Common Shares (inclusive of Common Shares subject to stock options). Accordingly, since G. Gordon Symons and members of his family have the ability to elect the Board of Directors of Goran and hence, the Company, they have the ability to effectively control all of the Company's policy decisions. Third parties will not be able to obtain control of the Company through purchases of Common Shares not owned by G. Gordon Symons and his family.

Potential Limitations on Ability to Raise Additional Capital

         Goran's failure to maintain ownership of at least 50% of the Company's voting securities will expose Goran to a risk that it will be characterized as an investment company within the meaning of the Investment Company Act of 1940, as amended (the "1940 Act"), unless Goran's remaining voting securities of the Company, together with any other investment securities, represent not more than 40% of the total assets of the Company on an unconsolidated basis. In such event, Goran would be required to comply with the registration and other requirements of the 1940 Act, which would be significantly burdensome for Goran. This constraint makes it unlikely that Goran would approve a stock issuance by the Company that reduces the Company's ownership below 50% and therefore would likely limit the amount of additional capital which can be raised by the Company through the issuance of voting securities. Among other consequences, such a limit could affect the Company's ability to raise funds for acquisition opportunities which may become available to the Company or to GGS Holdings.

Conflicts of Interest

         Conflicts of interest between the Company and Goran could arise with respect to business dealings between them, including potential acquisitions of businesses or properties, the issuance of additional securities, the election of new or additional directors and the payment of dividends by the Company. Of the seven directors of the Company, five are current directors of Goran (three of whom are members of the Symons family). The Company has not instituted any formal plan or arrangement to address potential conflicts of interest that may arise between the Company and Goran.

         Conflicts of interest similar to those which could arise between the Company and Goran could also arise between each of the Company, Goran and GGS Holdings. Alan G. Symons, President and Chief Executive Officer of Goran and Chief Executive Officer of the Company, and Douglas H. Symons, Vice President and Chief Operating Officer of the Goran and President and Chief Operating Officer of the Company, also serve as the Chief Executive Officer and President, and Executive Vice President, respectively, of GGS Holdings. Such individuals have entered into employment agreements with GGS Holdings requiring them to devote substantially all of their working time and attention to the business and affairs of GGS Holdings. Further, Alan G. Symons and certain other members of management of Goran have received options to purchase shares of common stock of GGS Holdings. In addition, in the event that the Company does not continue to own at least 50% of the outstanding voting securities of GGS Holdings and the voting securities of GGS Holdings owned by the Company, together with any other investment securities, represent over 40% of the total assets of the Company on an unconsolidated basis, the Company will be exposed to a risk that it would be characterized as an investment company within the meaning of the 1940 Act. This consideration will limit the amount of additional capital which can be raised through the issuance by GGS Holdings of its voting securities.

Dependence on Key Personnel in Connection with Future Success

         The future success of the Company depends significantly upon the efforts of certain key management personnel including G. Gordon Symons, Chairman of the Board of the Company, Alan G. Symons, Chief Executive Officer of the Company, Douglas H. Symons, President and Chief Operating Officer of the Company and President and Chief Executive Officer of Pafco, Dennis G. Daggett, President and Chief Operating Officer of IGF, and Roger C. Sullivan, Jr., Executive Vice President of Superior. A loss of any of these officers could adversely affect the Company's business.

Possible Liabilities Relating to Transactions

         Prior to the offering, the Company entered into a number of transactions, including the Acquisition and certain other related transactions (collectively, the "Transactions"). The application of the tax laws to the factual circumstances relating to certain aspects of the Transactions is uncertain. The Company cannot predict with certainty whether or when any such liabilities might arise. Accordingly, the Company's results of operations in one or more future periods could be materially adversely affected by liabilities relating to the Transactions. Goran has agreed to indemnify the Company against any of the foregoing liabilities.

Trading of Common Stock of the Company

         The market price of the Common Shares may be significantly affected by trading in the shares of Common Stock of the Company on the NASDAQ National Market since the Company currently constitutes a substantial majority of the consolidated total assets of Goran and contributes a substantial majority of the consolidated net income of Goran. In addition, factors such as quarterly variations in the Company's financial results, announcements by the Company, Goran or others and developments affecting the Company or Goran could cause the market price of the Common Shares to fluctuate significantly.

Shares Eligible For Future Sale

         Sales of substantial amounts of Common Shares in the public market could adversely affect prevailing market prices for the Common Shares and may also affect the Company's future ability to raise additional capital in the equity markets at a time and a price favorable to the Company.

                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the offer and sale of Common Shares by selling security holders pursuant to this Prospectus.

                         DETERMINATION OF OFFERING PRICE

         Common Shares offered pursuant to this Prospectus will be sold by certain affiliates of the Company as determined by them in their discretion.

                 SELLING SECURITY HOLDERS; PLAN OF DISTRIBUTION

         The Common Shares offered pursuant to this Prospectus are being sold by certain selected employees and directors of the Company or other persons who have acquired, or will acquire, such shares under the Symons International Group, Inc. 1996 Stock Option Plan. The names of selected employees or directors of the Company or other persons who may be selling shareholders from time to time are listed below. The shares may be sold from time to time by the selling shareholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus;
(c) an exchange distribution in accordance with the rules of such exchange;  and
(d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate.
Brokers or dealers may receive compensation in the form of commissions, discounts or concessions from selling shareholders and/or the purchasers of the Common Shares. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the 1933 Act in connection with such sales. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 other than pursuant to this Prospectus.

         Upon the Company being notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchaser by a broker or dealer, a supplemented prospectus will be filed, if required, pursuant to Rule 424(c) under the 1933 Act, disclosing (i) the name of each such selling shareholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus and (vi) other facts material to the transaction.

         Under applicable rules and regulations under the 1934 Act, any person engaged in the distribution of the Common Shares offered hereby may not simultaneously engage in market making activities with respect to the Common Shares. In addition, and without limiting the foregoing, each selling shareholder will be subject to applicable provisions of the 1934 Act and the rules and regulations thereunder, including, without limitation, Rule 10b-5, which provisions may limit the timing of purchases and sales of the Common Shares by the selling shareholder.

         The Company is permitted to suspend the use of this Prospectus in connection with sales of the Common Shares by holders during certain periods of time under certain circumstances relating to pending corporate developments and public filings with the Commission and similar events. Expenses of preparing the filing the registration statements and all post-effective amendments will be borne by the Company. The following table sets forth information with respect to certain of the selling shareholders.


Name of Selling                                                               Common Stock to              Percentage of
Shareholder and                                       Number of                be Owned After              Common Stock
Position With the                Shares             Shares Subject              Exercise of                 Owned After
Company                         Owned(1)              to Option                   Option                 Exercise of Option
------------------------      -------------      --------------------      ---------------------      ------------------------
G. Gordon Symons,
Chairman                        444,900(1a)                  434,900                    444,900            4.3%

Alan G. Symons,
CEO                              288,500(2)                  264,900                    288,500            2.7%

Douglas H.
Symons, President
and COO                          158,300(3)                  137,800                    158,300            1.5%

David L. Bates,
Vice President,
General Counsel
and Secretary                     20,750(4)                   13,750                     20,750            Less than 1%

Gary P. Hutchcraft,
Vice President,
CFO and Treasurer                 17,000(5)                   14,500                     17,000            Less than 1%


Name of Selling                                                              Common Stock to               Percentage of
Shareholder and                                       Number of               be Owned After                Common Stock
Position With the                Shares             Shares Subject              Exercise of               Owned After the
Company                         Owned (1)             to Option                   Option                 Exercise of Option
------------------------      -------------      --------------------      ---------------------      ------------------------
Dennis G. Daggett,
President, COO of
IGF Insurance
Company                           26,500(6)                   26,500                     26,500            Less than 1%

Thomas F. Gowdy,
Executive Vice
President, IGF
Insurance Company                 26,000(7)                   26,000                     26,000            Less than 1%

Roger C. Sullivan,
Executive Vice
President, Superior
Insurance Company                 18,000(8)                   18,000                     18,000            Less than 1%

Robert C. Whiting,
Director                          10,000(9)                    5,000                     10,000            Less than 1%

James G. Torrance,
Director                           7,000(9)                    5,000                      7,000            Less than 1%

David R. Doyle,
Director                           7,000(9)                    5,000                      7,000            Less than 1%

John K. McKeating,
Director                           7,000(9)                    5,000                      7,000            Less than 1%

Jerome B. Gordon,
Director                           5,000(9)                    5,000                      5,000            Less than 1%

J. Ross Schofield,
Director of Goran
Capital Inc.                      3,000(10)                    3,000                      3,000            Less than 1%

David B. Shapira,
Director of Goran
Capital Inc.                      3,000(10)                    3,000                      3,000            Less than 1%

Ronald Chapman,
Employee, Symons
International Group,
Inc. - Florida                     5,000(9)                    5,000                      5,000            Less than 1%

Elizabeth N.
Symons, Employee,
Symons
International Group,
Inc. - Florida                   6,333(10a)                    5,000                      6,333            Less than 1%



Name of Selling                                                               Common Stock to              Percentage of
Shareholder and                                       Number of               be Owned After                Common Stock
Position With the                Shares             Shares Subject              Exercise of               Owned After the
Company                         Owned (1)             to Option                   Option                 Exercise of Option
------------------------      -------------      --------------------      ---------------------      ------------------------
Terry E. Diers,
Vice President,
Marketing                         1,500(11)                    1,500                      1,500            Less than 1%

John L. Mason,
Treasurer, IGF
Insurance Company                 4,000(12)                    4,000                      4,000            Less than 1%

Carol Sorvik,
Employee, IGF
Insurance Company                 2,000(13)                    2,000                      2,000            Less than 1%

Pamela S. Staal,
Employee                            500(14)                      500                        500            Less than 1%

Tina Lamb,
Employee                            500(14)                      500                        500            Less than 1%

Brian Donoho,
Employee, IGF
Insurance Company                 2,000(13)                    2,000                      2,000            Less than 1%

David Rogers,
Employee, IGF
Insurance Company                 1,500(11)                    1,500                      1,500            Less than 1%

Steven Wilson,
Employee, IGF
Insurance Company                 1,500(11)                    1,500                      1,500            Less than 1%

Steve Griffin,
Employee, IGF
Insurance Company                 1,200(15)                    1,200                      1,200            Less than 1%

Eric Pugh,
Employee, IGF
Insurance Company                 1,500(11)                    1,500                      1,500            Less than 1%

Floyd Crain,
Employee, IGF
Insurance Company                   500(14)                      500                        500            Less than 1%

Laura Britton,
Employee, IGF
Insurance Company                   200(16)                      200                        200            Less than 1%

Debbie Rubadou,
Employee, Superior
Insurance Company                 1,000(17)                    1,000                      1,000            Less than 1%


Name of Selling                                                              Common Stock to               Percentage of
Shareholder and                                       Number of               be Owned After                Common Stock
Position With the                Shares             Shares Subject              Exercise of               Owned After the
Company                         Owned (1)             to Option                   Option                 Exercise of Option
------------------------      -------------      --------------------      ---------------------      ------------------------
Jack Stone,
Employee, Superior
Insurance Company                 1,000(17)                    1,000                      1,000            Less than 1%

Bill Collins,
Employee, Superior
Insurance Company                 1,000(17)                    1,000                      1,000            Less than 1%

Doug Markel,
Employee, Superior
Insurance Company                 1,000(17)                    1,000                      1,000            Less than 1%

Mark Gozdecki,
Employee, Pafco
General Insurance
Company                           1,000(17)                    1,000                      1,000            Less than 1%

Gloria Lukanchoff,
Employee, Goran
Capital Inc.                        750(18)                      750                        750            Less than 1%

(1) Includes common shares subject to options some of which for certain individuals have not yet vested and therefore are not exercisable within 60 days of the date hereof, although such shares are not "beneficially" owned within the meaning of Section 13(3) of the Exchange Act.
(1a)     Includes 434,900 shares issuable upon exercise of options.
(2)      Includes 264,900 shares issuable upon exercise of options.
(3)      Includes 137,800 shares issuable upon exercise of options.
(4)      Includes 13,750 shares issuable upon exercise of options.
(5)      Includes 14,500 shares issuable upon exercise of options.
(6)      Includes 26,500 shares issuable upon exercise of options.
(7)      Includes 26,000 shares issuable upon exercise of options.
(8)      Includes 18,000 shares issuable upon exercise of options.
(9)      Includes 5,000 shares issuable upon exercise of options.
(10)     Includes 3,000 shares issuable upon exercise of options.
(10a)    Includes 3,333 shares issuable upon exercise of options.
(11)     Includes 1,500 shares issuable upon exercise of options.
(12)     Includes 4,000  shares issuable upon exercise of options.
(13)     Includes 2,000 shares issuable upon exercise of options.
(14)     Includes 500 shares issuable upon exercise of options.
(15)     Includes 1,200 shares issuable upon exercise of options.
(16)     Includes 200 shares issuable upon exercise of options.
(17)     Includes 1,000 shares issuable upon exercise of options.
(18)     Includes 750 shares issuable upon exercise of options.

         An aggregate of up to 1,000,000 shares of Common Shares may be offered and sold pursuant to this Prospectus by the selling shareholders.

                                  LEGAL MATTERS

     The valid issuance of the Common Shares offered hereby and certain other legal matters will be passed upon for the Company by David L. Bates, General Counsel of the Company.

                                     EXPERTS

         The consolidated balance sheets of the Company, as of December 31, 1996 and 1995 and the related consolidated statements of operations, earnings (deficits) and changes in cash resources and cash flows for each of the years in the three-year period ended December 31, 1996, have been examined by Coopers & Lybrand, L.L.P., certified public accountants. Such financial statements have been incorporated by reference herein and in the Registration Statement in reliance upon the reports with respect thereto of Coopers & Lybrand, L.L.P. and upon the authority of said firm as experts in accounting and auditing.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following  documents are hereby incorporated by reference into this
Prospectus:

         (1) The annual report on Form 10-K of the Company for the fiscal year ended December 31, 1996.

         (2) All other reports filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "1934 Act") by the Company since December 31, 1996.

         (3) The description of the capital stock of the Company contained in the Registrant's Registration Statement on Form 8-A, which was filed with the Commission on October 25, 1996, and all amendments of reports filed for the purpose of updating such description.

         All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Prospectus and to be a part thereof from the date they are filed.

                                     PART I
                           INFORMATION REQUIRED IN THE
                            SECTION 10(a) PROSPECTUS

         Document(s) containing information specified by Part I of the form of Registration Statement on Form S-8, promulgated under the Securities Act of 1933, as amended (the "1933 Act"), will be sent or given to participants in the Symons International Group, Inc. 1996 Stock Option Plan (the "PLAN") as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the 1933 Act. Such document(s) are not being filed with the Commission but constitute (along with the documents incorporated by reference into this Form S-8 Registration Statement (the "Registration Statement") pursuant to Item 3 of Part II hereof), a prospectus that meets the requirements of Section 10(a) of the 1933 Act.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference.

         The following documents are hereby incorporated by reference into this Registration Statement.

         (1) The annual report on Form 10-K of the Company for the fiscal year ended December 31, 1996;

         (2) All other reports filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "1934 Act") by the Company since December 31, 1996, including the quarterly reports of the Company on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1997; and

         (3) The description of the capital stock of the Registrant contained in the Registrant's Registration Statement on Form 8-A, which was filed with the Commission on October 25, 1996, and all amendments of reports filed for the purpose of updating such description.

         All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part thereof from the date they are filed.

Item 4.           Description of Securities.

         Not applicable.

Item 5.           Interests of Named Experts and Counsel.

         David L. Bates, Vice President, General Counsel and Secretary of the Company, owns less than 1% of the Common Shares of the Company.

Item 6.           Indemnification of Directors and Officers.

         The Indiana Business Corporation Law grants authorization to Indiana corporations to indemnify officers and directors for their conduct if such conduct was in good faith and was in the corporation's best interests or, in the case of directors, was not opposed to such best interests, and permits the purchase of insurance in this regard. In addition, the shareholders of a corporation may approve the inclusion of other or additional indemnification provisions in the articles of incorporation and by-laws.

         The By-Laws of the Company provide for the indemnification of any person made a party to any action, suit or proceeding by reason of the fact that he is a director, officer or employee of the Company, unless it is adjudged in such action, suit or proceeding that such person is liable for negligence or misconduct in the performance of his duties. Such indemnification shall be against the reasonable expenses, including attorney's fees, incurred by such person in connection with the defense of such action, suit or proceeding. In some circumstances, the Company may reimburse any such person for the reasonable costs of settlement of any such action, suit or proceeding if a majority of the members of the Board of Directors not involved in the controversy shall determine that it was in the interests of the Company that such settlement be made and that such person was not guilty of negligence or misconduct.

         The above discussion of the Company's By-Laws and the Indiana Business Corporation Law is not intended to be exhaustive and is qualified in its entirety by such By-Laws and the Indiana Business Corporation Law.

         As permitted by the Indiana Business Corporation Law, the stockholders of the Registrant have approved an amendment to its Articles of Incorporation containing provisions eliminating a director's personal liability for monetary damages to the Registrant and its stockholders arising from a breach of a director's fiduciary duty except for liability under IC 23-1-37-12 of the Indiana Business Corporation Law or liability for any breach of the director's duty of loyalty to the Registrant or its stockholders, or acts or omissions not in good faith or which involves intentional misconduct or a knowing violation of law or for any transaction from which the director derived an improper personal benefit. The amendment also provides for indemnification of directors, officers and other persons under certain circumstances.

         The Registrant maintains policies of insurance under the Registrant and its directors and officers are insured subject to specified exclusions and deductible and maximum mounts against loss arising from any claim which may be made against the Registrant or any director or officers of the Registrant by reason of any breach of duty, neglect, error, misstatement, omission or act done or alleged to have been done while acting in their respective capacities.

Item 7.           Exemption from Registration Claimed.

         The Common Shares which were acquired prior to the date of filing of this S-8 with the Commission to be reoffered pursuant to the Reoffer Prospectus were acquired pursuant to options granted under the Plan in transactions not involving any public offering. Accordingly, such Common Shares were acquired in private placements which were exempt from registration under Section 4(2) of the 1933 Act.

Item 8.           Exhibits.

         The exhibits furnished with the Registration Statement are listed on Page E-7.

Item 9.           Undertakings.

         (a) The undersigned Registrant hereby undertakes, (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that clauses
(a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the 1934 Act that are incorporated by reference in the Registration Statement; (2) that, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, and the State of Indiana, on this 20th day of January, 1998.

                                            SYMONS INTERNATIONAL GROUP, INC.

                                            By: /s/ Alan G. Symons
                                            Alan G. Symons
                                            Chief Executive Officer

         Each person whose signature appears below hereby severally constitutes and appoints Alan G. Symons, Douglas H. Symons and David L. Bates and each of them, as attorney-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign any amendments to this Registration Statement (including post-effective amendments) and any subsequent registration statement filed by the Registrant pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact, or any of them, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature                           Title                      Date

(1)  Principal Executive Officer:


/s/ Alan G. Symons                  Chief
Alan G. Symons                      Executive Officer          January 20, 1998

(2)  Principal Financial and Accounting Officer:


/s/ Gary P. Hutchcraft              Vice President and
Gary P. Hutchcraft                  Chief Financial Officer    January 20, 1998
                                    and Treasurer

(3)  The Board of Directors


/s/ G. Gordon Symons                Director                   January 20, 1998
G. Gordon Symons



/s/ Alan G. Symons                  Director                   January 20, 1998
Alan G. Symons



/s/ Douglas H. Symons               Director                   January 20, 1998
Douglas H. Symons



/s/ John K. McKeating               Director                   January 20, 1998
John K. McKeating



/s/ James G. Torrance               Director                   January 20, 1998
James G. Torrance



/s/ Robert C. Whiting               Director                   January 20, 1998
Robert C. Whiting


/s/ David R. Doyle                  Director                   January 20, 1998
David R. Doyle


/s/ Jerome B. Gordon                Director                   January 20, 1998
Jerome B. Gordon

                                INDEX TO EXHIBITS


Exhibit No. Description


5           Opinion of David L. Bates

10.20       Symons International Group, Inc. 1996 Stock Option Plan*

23.1        Consent of Coopers & Lybrand L.L.P.

23.2        Consent of David L. Bates (included as part of Exhibit 5)

24          Power of Attorney (included on Page S-5 of the Registration
            Statement)



* Incorporated by reference to the similarly designated exhibit to the Registration Statement of Symons International Group, Inc. on S-1, Registration No. 333-9129